Exhibit 21

List of Subsidiaries

Rollins Inc.
Orkin, LLC	Delaware
Orkin Systems, Inc	Delaware
Orkin S.A de C.V.	Mexico
Orkin Services of California, Inc.	Delaware
Orkin – IFC Properties, LLC	Delaware
Orkin International, Inc.	Delaware
PCO Holdings, Inc.	Delaware	50.0%
Orkin Expansion, Inc.	Delaware
PCO Holdings, Inc.	Delaware	50.0%
Western Industries North, LLC	Delaware
Western Industries South, LLC	Delaware
Crane Acquisition, Inc.	Delaware
Rollins Continental, Inc.	New York
Rollins – Western Real Estate Holding LLC	Delaware
HomeTeam Pest Defense, Inc.	Delaware
The Industrial Fumigant Company, LLC	Illinois
IFC services of California, Inc.	Delaware
International Food Consultants, LLC	Texas	40.0%
TruTech, LLC	Delaware
Waltham Services, LLC	Georgia
B.D.D. Pest Control, Inc.	California
PCO Holdings, Inc.	Delaware
PCO Acquisitions, Inc.	Delaware
Rollins, International S.A R.L.	Luxemburg
615345 N.B., Inc.	New Brunswick
PCO America LP	Delaware	0.01%
Orkin Canada Limited Partnership	Ontario	1.0%
3094488 Nova Scotia Company	Nova Scotia
PCO America LP	Delaware	99.99%
Orkin Canada Limited Partnership	Ontario	99.0%
Kinro Investments, Inc.	Delaware	75.0%
Rollins Europe, B.V.	Netherlands
Rollins Australia Pty Ltd	Australia
ROL-WA Pty Ltd	Australia
ROL-ADMIN WA Pty Ltd	Australia
ROL-GSN Pty Ltd	Australia
PCO America LP	Delaware
Kinro Investments, Inc.	Delaware	25.0%

Orkin Canada Limited Partnership	Ontario
Orkin Canada Corporation	Nova Scotia
PCO Services Holdings, Inc.	Ontario